CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of The Advisors’ Inner Circle Fund III of our report dated February 28, 2019, relating to the financial statements and financial highlights, which appears in Penn Mutual AM Strategic Income Fund’s (formerly, Penn Mutual AM Unconstrained Bond Fund) Annual Report on Form N-CSR for the period ended December 31, 2018. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

April 30, 2019